Exhibit 99.2

Dear RN Team:

I’m writing to share some important news.

Today we’re making 3 interrelated announcements - one about strategy, one about a new organizational plan to align behind that strategy, and one about a very important business partnership that kicks off the next phase in our strategic plan.    I know this is a long note, but there’s a lot to cover so please read it carefully.

Before I details these announcements, let me put them into context.

Two years ago we launched RealPlayer Cloud (RPC), a major initiative to re-invent our core media player franchise for the cloud and mobile era.  Then, 6 months ago, we launched RealTimes, an innovative product built on top of the RPC platform that enables people to easily turn their personal digital photos and videos into compelling experiences.  On our own we have already garnered over 14 million registered users of these two products.  I think the team has done a tremendous job in creating RPC and RealTimes, and I am proud to be part of the team that made these products.

In the past two years we’ve created 2 great products and learned a lot about inventing very cool and relevant video and photo apps for consumers.   Today we’re applying these learnings to double down on what’s working, to pivot what’s not working, and to align our team behind this new strategy.

1.  The Strategy Announcement

We are refocusing our strategy to prioritize the following areas:

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Leveraging partners, especially carriers, to drive scale for RealTimes.     We have been working hard to put together significant partnerships in the U.S., Japan, Europe, and Latin America.   I’m very happy to report that today we’re announcing the first of these partnerships (see below).

•	Further opening up RealTimes to a wide range of partners by developing a RealTimes SDK that enables partners to deeply integrate RealTimes capabilities into partner products and services.

•
Moving to a “BYOC,” or “bring your own cloud” model for RealTimes.   We will continue to offer a complete solution including unlimited storage, but we think, over time, most consumers will use RealTimes in combination with other cloud storage relationships.

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On PCs, we will make the RealPlayer product and brand our primary focus going forward.   We have a very interesting and potentially compelling pipeline of innovations around RealPlayer that we’re  excited about.  I look forward to sharing more in the weeks ahead.

We believe this strategy allows us to get our products into the hands of more consumers faster than any other way and allows the Company to start to monetize that experience faster and more efficiently.

In order to put the right focus on the above initiatives, we are de-emphasizing some other initiatives that were originally part of the RealTimes program:

•	The PC RealTimes Client has turned out to be less integral to the core strategy than we expected. We’ll put more focus on our excellent web RealTimes client, which works great on PCs and Macs.

•	With our move to BYOC, we will put fewer resources into expanding the functionality of our end-to-end Cloud offering.

•
We have decided to “bite the bullet” and finally and completely move RealPlayer off of our legacy e-commerce and account management systems.    We first deployed these systems 18 years ago and they served us well, but it’s time for us to move to a modern system that’s more scalable and cost efficient and leverages industry innovation.

We’re very excited about our new focus and we think it will lead to great success in the months ahead.  In order to implement this re-focusing properly and to align our cost structure with the economics of this strategy, we also have to reduce the part of our team that was working on the pieces that we’re de-emphasizing.

2. The Organizational Realignment Plan

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As a result of de-emphasizing our own cloud initiatives and our PC RealTimes Client, moving away from our legacy e-commerce system, and moving to leverage partners more, we are going to decrease the size of the RP and RT product development teams and go from 3 primary development sites for RT/RP (Seattle, Zagreb, and Beijing) to 2 (Seattle and Zagreb).

•
Beijing will continue to be a very important development site for the company.   While we will keep our web operations team for RealPlayer/RealTimes there, Beijing will move to being primarily focused on RMHD and our Codec business globally and the Chinese market for other products.

•
We have decided to “bite the bullet” and finally and completely move RealPlayer off of our legacy e-commerce and account management systems.    We first deployed these systems 18 years ago and they served us well, but it’s time for us to move to a modern system that’s more scalable and cost efficient and leverages industry innovation.

Yesterday we talked to all of the employees whose jobs are directly impacted by these changes -- a total of about 60.   As always, we are going to be fair and generous in the severance we offer these employees and will work hard to find them other roles in the Company where skills match.

To be clear -- the RealTimes and RealPlayer teams will still be the single largest development group in the Company - over 100 people work on these products in Seattle and Zagreb and these initiatives continues to be among our very most important ones across the Company.

The above changes don’t affect the rest of Real.   Real remains deeply committed to our other carrier services businesses (led by Ring-Back Tones), our RMHD/Codec business, our GameHouse games business, and our significant position in Rhapsody.    Indeed, both GameHouse and Rhapsody have been growing their staffs significantly during 2015 and we expect they will continue to do so, including potentially redeploying some of the people who are moving off of the RealPlayer and RealTimes team.

3.  The business partnership announcement

Last but not least, we’re delighted to announce a new partnership with Verizon to integrate RealTimes directly into one of Verizon’s foundation products, Verizon Cloud.  The integration allows the 30+ million users of Verizon Cloud to directly create RealTimes stories directly from the Verizon Cloud app.     The new integrated offering has just started shipping on Android, and ships on IOS later this month.

This announcement is potentially huge for RealNetworks and for RealTimes.  It puts RealTimes directly into the hands of tens of millions of Verizon customers, dramatically increasing our reach and lowering our cost of customer acquisition.  And it creates and showcases a model for integrating RealTimes into partner products and services that we intend to roll out around the world in the weeks and months ahead.

I’m incredibly proud of the team - both on the product and business side - that put this relationship together.   It has been an intense project, but well worth it.   I can’t imagine a better kick off to the next phase of RealTimes’ development and growth.

We’ll have much more to say about all of the above at a series of Company meetings, including a full company meeting in Seattle in 2 weeks (November 17th) and continuing with meetings at our key sites around the world in the days ahead.

I know that change can be hard.   This is a pivotal time in the Company’s history and we appreciate the contributions our whole team has made to get us here.  At the same time, I and the rest of the Company’s senior management team very much believe that these changes, combined with the early momentum we’re seeing with Verizon and other partners to come, sets RealTimes up for great success in the months ahead.

One final note - this note contains information that we haven’t made public yet.    Later today we’ll do so.    When you see this note on RNN you’ll know it’s ok to discuss the contents of this note with partners and others outside of Real.

If you have any questions or comments, please don’t hesitate to share them.   Looking forward to discussing further and to a great future for Real.